Exhibit 2

JOINT FILING AGREEMENT

This Joint Filing Agreement, entered into and effective as of April 29, 2010, is made by and among Socius CG II, Ltd., Socius Capital Group, LLC, Terren S. Peizer and Patricia Peizer (each, a “Filer” and, collectively, the “Filers”) pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Each of the Filers hereby acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the Filers and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the Filers without the necessity of filing additional joint filing agreements. Each Filer acknowledges that such Filer shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning such Filer contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any of the other Filers, except to the extent that such Filer knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice to the other Filers.

SOCIUS CG II, LTD.

Date: April 29, 2010	By:	/s/ Terren S. Peizer
Name: Terren S. Peizer
Its: Managing Director

SOCIUS CAPITAL GROUP, LLC

Date: April 29, 2010	By:	/s/ Terren S. Peizer
Name: Terren S. Peizer
Its: Managing Director

Date: April 29, 2010	/s/ Terren S. Peizer
Terren S. Peizer

Date: April 29, 2010	/s/ Patricia Peizer
Patricia Peizer